UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 16, 2018

Date of Report (Date of earliest event reported)

MCORPCX, INC.

(Exact name of registrant as specified in its charter)

California	000-54918	26-0030631
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Spear Street, Suite 1100, San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

415-526-2655

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

__________

ITEM 1.01	Entry into a Material Definitive Agreement.

(a)

On August 16, 2018, McorpCX, Inc. (the “Company”) entered into a contribution agreement with its wholly-owned subsidiary, McorpCX, LLC, pursuant to which the Company has contributed to McorpCX, LLC all of the Company’s right, title and interest in the assets and liabilities related to the Company’s customer experience consulting business, excluding the underlying technology and databases related thereto, which remain with the Company (the “Contribution Agreement”).

The foregoing description of the Contribution Agreement is only a summary of its material terms, does not purport to be complete and is qualified in its entirety by reference to the Contribution Agreement, a copy of which is filed herewith as Exhibit 2.1

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On August 16, 2018, in connection with his appointment as the President of McorpCX, LLC, Michael Hinshaw resigned his position as the Company’s President and Chief Executive Officer. Mr. Hinshaw resigned his executive positions with the Company in order to be able to devote his full-time energies to the Company’s consulting business as President of McorpCX, LLC. Mr. Hinshaw will remain on the Company’s board of directors (the “Board”) as the Chairman of the Board.

(c)

On August 16, 2018, the Board appointed Gregg Budoi, age 54, as the Company’s Interim President and Chief Executive Officer. Mr. Budoi, the Company’s current Chief Financial Officer will also continue serve in this capacity until a successor is named.

Mr. Budoi has served as the Company’s Chief Financial Officer since September 26, 2017. Prior to becoming the Company’s Chief Financial Officer, Mr. Budoi was from 2014 to 2017 the Chief Financial Officer and member of the Board of Directors of Kalibrate Technologies Plc, a London Stock Exchange (AIM) listed SaaS software and consulting company which recently completed a successful going private transaction with the private equity firm Hanover Investors. Prior to that, from 2007 to 2014 he was a co-founder and former President and CEO of EZ Energy USA, Inc. (“EZ”), a wholesale fuel and retail convenience store company with over $500 million in revenue that was successfully sold to a strategic buyer. EZ utilized a shell parent company domiciled in Israel to raise bond debt and equity through its listing on the Tel Aviv stock exchange,. Mr. Budoi has also been Managing Director at Barnes Wendling Corporate Finance, LLC, a financial advisory firm where from 2006 to 2007 where he established a corporate finance advisory services platform and completed several corporate restructurings as well as M&A and capital raising transactions. Prior to that, he was Chief Executive Officer of his own financial advisory firm, Budoi & Company, Inc. from 2003 to 2006 and was from 1999 to 2003 the Chief Financial Officer, Vice President Finance and Treasurer of Dairy Mart Convenience Stores, Inc., where he led the strategic evaluation and recapitalization process for this publicly traded (American Stock Exchange) chain of over 850 company operated convenience stores and 300 franchisees. Mr. Budoi holds a BS in Business Administration/Finance from Ohio State University, and a Masters of Business Administration from Cleveland State University.

Mr. Budoi has no family relationships with any current director, director nominee, or executive officer of the Company, and there are no transactions or proposed transactions, to which the Company is a party, or intended to be a party, in which Mr. Budoi has, or will have, a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Mr. Budoi was not appointed as the Company’s Interim President and Chief Executive Officer pursuant to any arrangement or understanding with any other person.

(d)

On August 16, 2018, in connection with his appointment as the Company’s Interim President and Chief Executive Officer the Board appointed Mr. Budoi to serve on the Board until Company’s 2018 Annual Shareholders’ Meeting or until a successor is elected and qualified. Mr. Budoi has not yet been appointed to serve on a committee of the Board and the Board currently has no intention for to appoint him to any of the current Board committees.

(e)

(i) The Company and Mr. Budoi have entered into an executive employment agreement dated August 16, 2018, under which Mr. Budoi will be paid a base salary of $204,000 subject to an adjustment to $300,000 upon the occurrence of any of the following events: (i) the Company raises an aggregate of at least $5.0 million in connection with the new issuance of any form of equity securities, or (ii) the acquisition of another company with annual revenues that when combined with the Company’s revenues over that previous 12 calendar month period equals $5.0 million or more on an annualized pro forma basis.

Mr. Budoi’s employment agreement also provides that Mr. Budoi will be entitled to receive a one-time signing bonus of $100,000 contingent upon the achievement of certain milestone events, including (i) the completion of an equity financing in excess of $5.0 million, (ii) the completion of an acquisition of a new business with annualized revenues (which when combined with the Company’s annual revenues over the previous 12 months) that are in excess of $5.0 million per year, or (iii) the determination by the Board that Mr. Budoi has successfully executed a strategic plan developed by the Board that includes the acquisition and/or disposition of material assets or business operations in a transaction approved by the Board and the Company’s shareholders, if required, in each case to be achieved prior to the one year anniversary of the effective date of Mr. Budoi’s employment agreement.

In addition, Mr. Budoi will be entitled to participate in the Company’s employee benefit plans and receive stock options under the Company’s stock option plan. Mr. Budoi’s employment is for an initial term expiring October 31, 2018 with automatic renewals (subject to right of the Company and Mr. Budoi to elect not to renew) for additional one month periods.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete copy of Mr. Budoi’s employment agreement, which is filed herewith as Exhibit 10.1.

(ii)     In connection with his appointment as President of McorpCX, LLC, Michael Hinshaw has entered into an executive compensation agreement with McorpCX, LLC under which he will be paid a base salary of $250,000 and will be entitled to receive the following additional incentive remuneration (collectively, “Variable Compensation”):

●

Quarterly payments equal to (i) 2.5% of all gross revenues generated by McorpCX, LLC, plus (ii) an additional 2.5% (for a total of 5%) of all gross revenues generated by McorpCX, LLC in excess of $5.0 million per year, and

●

An amount up to 10% of the aggregate of all fees received by McorpCX, LLC from existing clients of McorpCX, LLC for projects that were not agreed to as of the effective date of Mr. Hinshaw’s employment agreement (“New Projects”), and for all projects with clients of the McorpCX, LLC that were not clients of the McorpCX, LLC as of the effective date of Mr. Hinshaw’s employment agreement (“New Clients”), where such New Projects or projects from New Clients were originated by Mr. Hinshaw, provided that the aggregate sales commission paid to both Mr. Hinshaw and to other persons related to the same New Project or project from a New Client will not exceed 15% of the total fees received by McorpCX, LLC on such New Project or project from a New Client.

In addition, Mr. Hinshaw will be entitled to participate in any deferred compensation plan that may be adopted by McorpCX, LLC reflecting Mr. Hinshaw’s right to receive awards from a share of the deferred compensation pool that will be comprised of up to 50% of the annual cash flow of McorpCX, LLC, which will include net income (i) plus depreciation and amortization expense, (ii) less principal payments made on any indebtedness, and (iii) less any capital expenditures paid in cash during a fiscal year.

The initial term of Mr. Hinshaw’s employment is six months from the date of his employment agreement, with automatic renewals (subject to right of McorpCX, LLC and Mr. Hinshaw to elect not to renew) for additional three month periods. McorpCX, LLC may terminate Mr. Hinshaw’s employment without cause (or Mr. Hinshaw can terminate the agreement upon good reason) in which case Mr. Hinshaw is entitled to payment of six months’ salary as severance plus all Variable Compensation earned by Mr. Hinshaw during the previous twelve months.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete copy of Mr. Hinshaw’s compensation agreement, which is filed herewith as Exhibit 10.2

(iii)      In connection with his appointment as Interim President and Chief Executive Officer of the Company, the Board granted Gregg Budoi 300,000 stock options with an exercise price of $0.30(Canadian). The options vest incrementally in three equal installments on August 16, 2019, August 16, 2020 and August 16, 2021, respectively. The stock options are subject to accelerate vesting in connection with a change in control of the Company, pursuant to the terms of the Company’s stock option plan.

ITEM 9.01	Exhibits

2.1	Contribution Agreement between the Company and McorpCX, LLC, dated August 16, 2018

10.1	Executive Employment Agreement between the Company and Mr. Budoi, dated August 16, 2018

10.2	Executive Compensation Agreement between McorpCX, LLC and Mr. Hinshaw, dated August 16, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCORPCX, INC.

Date:	August 22, 2018	By:	/s/ Gregg Budoi
		Name:	Gregg Budoi
		Title:	President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

2.1	Contribution Agreement between the Company and McorpCX, LLC, dated August 16, 2018.

10.1	Executive Employment Agreement between the Company and Mr. Budoi, dated August 16, 2018.

10.2	Executive Compensation Agreement between McorpCX, LLC and Mr. Hinshaw, dated August 16, 2018.